EXHIBIT 1

DIRECTOR

POWER OF ATTORNEY

(To File Reports Under Section 16

of the Securities Exchange Act of 1934)

TO WHOM IT MAY CONCERN:

The undersigned, Lee J. Styslinger, Jr., hereby appoints Wendell L. Willkie, II, John J. Carrara and David L. Santez as his attorney-in-fact, with full power and authority, for the sole purpose of filing, on behalf of the undersigned, any of the forms required to be filed by the undersigned pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. This power of attorney is coupled with an interest; is effective as of the date specified below; revokes any prior authorization; and will remain in effect until revoked in writing by the undersigned.

Very truly yours,

Lee J. Styslinger, Jr.

Date